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                                  EXHIBIT 12. RATIO OF EARNINGS TO FIXED CHARGES





(in thousands of dollars)

                                           For the three
                                           months ended                     For the years ended June 30,
                                          Sept. 30, 1999      1999         1998         1997         1996         1995

Pretax income from continuing operations      $    39,805    $ 197,719    $ 231,138    $ 171,941    $ 123,721     $ 55,768

Distribution of earnings from
unconsolidated affiliates
                                                        -          840          602        1,509          690          738

Fixed charges
                                                   12,002       57,744       64,881       65,827       69,543       69,819
                                          ---------------------------------------------------------------------------------

Earnings                                      $    51,807    $ 256,303    $ 296,621    $ 239,277    $ 193,954    $ 126,325


Interest                                      $    11,776     $ 56,837     $ 63,974     $ 64,886     $ 68,754     $ 69,585

Amortization of premiums and other                    226          907          907          941          789          234

                                          ---------------------------------------------------------------------------------

Fixed Charges                                 $    12,002     $ 57,744     $ 64,881     $ 65,827     $ 69,543     $ 69,819

Ratio of Earnings to Fixed Charges                   4.32         4.44         4.57         3.63         2.79         1.81


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